UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       LORIMER, R. SCOTT

       877 NORTH 8TH WEST
       RIVERTON,   WY    82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       CRESTED CORP.
       (CBAG)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      MAY 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   TREASURER and CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.001 Par Value Common |N/A   |    | |NONE              |   |N/A        |15,000             |D     |                           |
Stock                      |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |05/01/|J (a| |53,885            |A  |$0.27      |                   |I (c) |By USE                     |
Stock                      |01    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |05/25/|J (b| |6,666,666         |A  |$0.45      |12,020,848         |I (c) |By USE                     |
Stock                      |01    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |05/01/|J (a| |53,885            |D  |$0.27      |-0-                |I (d) |By Ruby                    |
Stock                      |01    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |N/A   |    | |NONE              |   |N/A        |3,885              |I (e) |By NWG                     |
Stock                      |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |N/A   |    | |NONE              |   |N/A        |60,000             |I (f) |By Plateau                 |
Stock                      |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common |N/A   |    | |NONE              |   |N/A        |100,000            |I (g) |By SGMC                    |
Stock                      |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Form 4 for May 31,
2001
(a) Shares previously held by Ruby Mining Company surrendered to U.S. Energy Corp. ("USE") for payment of debt.
(b)    Shares issued as payment for
debt.
(c)    Consists of shares held by U.S. Energy Corp. ("USE"), the parent of
Crested Corp. ("Crested").   The
Reporting Person is an officer of USE and Crested. The Reporting Person is not a controlling shareholder and does not have a pecuniary interest in the Crested shares held by USE under Rule 16a-1(a)(2)(iii).
(d) Consists of shares held by Ruby Mining Company, formerly a majority-owned subsidiary of USEG. The
Reporting Person was an officer of both Crested and Ruby. The Reporting Person is not a controlling shareholder of Ruby, and therefore the Reporting Person does not have a pecuniary interest in the Crested shares held by
Ruby, under Rule
16a-1(a)(2)(iii).
(f) Consists of shares held by Northwest Gold, Inc. ("NWG"), a subsidiary of USE. The Reporting Person is an officer of both Crested and NWG. The Reporting Person is not a controlling shareholder of NWG, and therefore the Reporting Person does not have a pecuniary interest in the USEG shares held by NWG, under Rule
16a-1(a)(2)(iii).
(f) Consists of shares held by Plateau Resources Limited ("Plateau"), a wholly-owned subsidiary of USEG. The
Reporting Person is an officer of both USEG and Plateau. The Reporting Person is not a controlling shareholder of
Plateau, and therefore the Reporting Person does not have a pecuniary interest in the USEG shares held by
Plateau, under Rule
16a-1(a)(2)(iii).
(g) Consists of shares held by Sutter Gold Mining Company ("SGMC"), a subsidiary of USEG. The Reporting person is an officer of both USEG and SGMC. The Reporting Person is not a controlling shareholder of SGMC, and therefore the Reporting Person does not have a pecuniary interest in the USEG shares held by SGMC, under Rule
16a-1(a)(2)(iii).
NOTE:   Pursuant to SEC Rule 16a-1(a)(2), information on USE, Ruby, NWG,
Plateau and SGMC is not required,
however, Registrant
has
             undertaken comprehensive disclosure and reports shares held by USE, Ruby, NWG, Plateau and SGMC as indirectly owned
by
             the  Reporting Person.   The Reporting Person resigned his
position with Ruby effective May 25, 2001.
             The Reporting Person disclaims beneficial and pecuniary interest in the shares reported under footnotes a,
b, c, d, e, f and
g.
SIGNATURE OF REPORTING PERSON
    /s/    ROBERT SCOTT LORIMER
DATE
    JUNE 8, 2001